Exhibit 99.1

Trovagene Announces Second Quarter 2019 Results and Highlights

SAN DIEGO, CA — August 8, 2019 — Trovagene, Inc. (Nasdaq: TROV), a clinical-stage Precision Cancer Medicine™ company, developing drugs that target cell division (mitosis) for the treatment of leukemias, lymphomas and solid tumor cancers, today announced company highlights and financial results for the second quarter ended June 30, 2019. The company is issuing this press release in lieu of conducting a conference call.

“We continue to make great progress with our clinical development of onvansertib with three clinical trials actively enrolling patients and advancing as planned,” said Dr. Thomas Adams, Chief Executive Officer and Chairman of Trovagene. “We initiated enrollment in our third study, a Phase 1b/2 clinical trial in metastatic Colorectal Cancer (mCRC) at USC Morris Comprehensive Cancer Center and the Mayo Clinic, and look forward to providing preliminary safety and efficacy readouts later this year. Additionally, we recently announced the acceptance of three abstracts for presentation at ESMO in September, including our AML clinical trial for an oral presentation.  We believe this is an indication of the level of interest in, and potential value of onvansertib in the evolving cancer treatment landscape across a number of different cancer types.”

Dr. Adams added, “We achieved a number of key milestones in the second quarter of 2019, including: preclinical data demonstrating significant synergy of onvansertib in combination with venetoclax (Venclexta® - AbbVie), the emerging first-line standard of care in AML; updates to our Phase1b/2 AML trial showing patients achieving a complete response (CR and CRi) to treatment with onvansertib in combination with decitabine; early data from our Phase 2 study of onvansertib in combination with Zytiga® in patients with mCRPC demonstrating response to treatment and the first patient to achieve the primary efficacy endpoint of disease stabilization; and our research collaboration with Nektar Therapeutics to evaluate the combination of onvansertib and Nektar’s pegylated irinotecan, Onzeald™, in models of CRC.”

The Company has advanced its business, with the following recent activities and milestone achievements:

Clinical Development:

•                  Announced ESMO Accepts Trovagene AML Clinical Trial Abstract for Oral Presentation

On July 22, 2019, Trovagene announced the acceptance of three abstracts for presentation at the upcoming European Society for Medical Oncology (ESMO) conference in Barcelona on September 27 to October 1, 2019. The abstract accepted for an oral presentation (Abstract #2411), “Polo-like Kinase Inhibitor, Onvansertib, in Combination with Low-Dose Cytarabine or Decitabine in Patients with Relapsed/Refractory Acute Myeloid Leukemia in Phase 1b,” will be presented by Amer Zeidan, MBBS, MHS, Yale University, and will feature safety and preliminary efficacy data, including patients who achieved a complete response, as well as biomarker data and correlation with treatment response.

•                  Announced Initiation of Enrollment for Phase 1b/2 Clinical Trial in KRAS-Mutated Colorectal Cancer at Leading Cancer Centers

On July 9, 2019, Trovagene announced the initiation of patient enrollment of its Phase 1b/2 study of onvansertib in combination with FOLFIRI and Avastin® (bevacizumab) for second-line treatment of patients with metastatic colorectal cancer (mCRC) with a KRAS mutation (NCT03829410). The trial is being conducted at USC Norris Comprehensive Cancer Center, Hoag Cancer Center and The Mayo Clinic, under the leadership of recognized colorectal cancer key opinion leaders, Heinz-Josef Lenz, MD, FACP,

Section Head of GI Oncology and Co-Director of the Colorectal Center at USC Norris, and Afsaneh Barzi, MD, PhD, oncologist at USC Norris and principal investigator of the trial.

•                  Announced Research Collaboration with Nektar Therapeutics to Evaluate Efficacy of the Combination of Onvansertib and ONZEALD™ in Models of Colorectal Cancer

On May 23, 2019, Trovagene announced that it had entered into a research collaboration to explore the combination of Trovagene’s PLK1 inhibitor, onvansertib, and Nektar’s topoisomerase I inhibitor, ONZEALD, for the treatment of metastatic colorectal cancer (mCRC). Under the collaboration, the two companies will evaluate the antitumor activity and tolerability of the combination of onvansertib and ONZEALD in two (HT29 - BRAF mutant and HCT-116 - KRAS mutant) preclinical tumor models of colorectal cancer.

•                  Announced Data Demonstrating Significant Synergy of Onvansertib in Combination with Venetoclax in Cell Model of Venetoclax Resistant AML

On April 23, 2019, Trovagene announced preclinical data that provides support for clinical evaluation of onvansertib in combination with venetoclax (Venclexta® - AbbVie) in patients with difficult-to-treat relapsed or refractory acute myeloid leukemia (AML). Preclinical data showed that the combination demonstrated synergy (the combined effect of the two drugs is greater than the sum of their individual effects) with a significant decrease in tumor cell viability.

•                  Announced Update to Phase 1b/2 AML Trial Data Presented at AACR - Additional Patients Achieve Complete Response at Two Highest Dose Levels of Onvansertib

On April 5, 2019, Trovagene announced updates to the Phase1b/2 AML trial data presented at the AACR conference on April 1, 2019. Complete response (2 CRs and 1 CRi) to treatment with onvansertib in combination with decitabine was achieved in 3 of 6 (50%)  evaluable patients at the highest doses (27mg/m2 and 40mg/m2). The first complete response was achieved at the highest dose of onvansertib (40mg/m2) in combination with low-dose cytarabine (LDAC). Overall, approximately a 90% clinical benefit rate has been achieved to-date in the trial and there have been no dose limiting toxicities observed. Dose escalation is continuing with enrollment in the onvansertib 60mg/m2 cohort.

•                  Announced Early Data from Phase 2 Trial Indicates Activity of Onvansertib in Prostate Cancer Patients Showing Initial Resistance to Anti-Androgen Therapy

On April 2, 2019, Trovagene announced early data from its ongoing Phase 2 study evaluating onvansertib in combination with Zytiga® in patients with mCRPC. Early prostate specific antigen (“PSA”) response was observed when onvansertib is added to abiraterone (Zytiga®) in 2 of 6 patients to-date; the first patient achieved the primary efficacy endpoint of disease stabilization. The PSA trajectory in the patient achieving the primary efficacy endpoint indicates alteration of the natural history of early signs of resistance to Zytiga®. Patients with observed responses to-date harbor the highly aggressive androgen receptor variant (AR-V7) which is known to be resistant to treatment with Zytiga®.

•                  Announced Phase 1b/2 Dose Escalation Trial of Onvansertib in Relapsed/Refractory AML Demonstrates Safety, Tolerability and Relative Durability with Complete Responses at Highest Dose Levels

On April 1, 2019, Trovagene announced the presentation of new data from its ongoing Phase 1b/2 study evaluating onvansertib in combination with standard-of-care chemotherapy in AML. The greatest anti-leukemic activity has been observed in the onvansertib + decitabine arm, with complete response in 2 (1 CR and 1 CRi) of 4 (50%)  evaluable patients from the two highest dose levels. There have been no dose-limiting toxicities observed to-date and two-thirds of patients have completed >2 cycles of treatment, with 2 patients currently on treatment for more than 11 and 5 months, respectively. There has been a significant association observed between biomarker-positive patients and response to onvansertib treatment.

Financial:

•                  Announced Equity Investments of $3.0 Million at Premium to Market Price from Institutional Investor, Lincoln Park Capital

On April 5 and May 13, 2019, respectively, Trovagene announced that it has entered into definitive purchase agreements with Lincoln Park Capital Fund, LLC (“Lincoln Park”) an existing institutional investor, in which Lincoln Park agreed to purchase in a registered direct offering shares of common stock and pre-funded warrants  at a premium to the closing sale price on April 5 and May 10, 2019, respectively, on the Nasdaq Capital Market.  In a concurrent private placement, Lincoln Park agreed to purchase warrants to purchase shares of common stock.

Second Quarter 2019 Financial Results

Total operating expenses were approximately $4.4 million for the three months ended June 30, 2019, a decrease of $0.2 million from $4.6 million for the same period in 2018. The decrease in operating expenses is attributed to a reduction of $0.6 million in SG&A, $0.2 million for cost of revenues related to the disposition of the CLIA lab and $0.2 million restructuring, and partially offset by an increase of $0.9 million in R&D costs.

Net cash used in operating activities in the second quarter of 2019 was approximately $3.4 million, compared to $3.3 million in the same period in 2018. The year-over-year increase of $0.1 million can be attributed primarily to the development of onvansertib as we advance our clinical trials, and partially offset by lower salaries and staff costs

Research and development expenses increased by approximately $0.9 million to $2.8 million for the three months ended June 30, 2019 from $1.9 million for the same period in 2018. The overall increase in research and development expenses was primarily due to the increased outside service costs for clinical studies related to the development of our drug candidate, onvansertib. We expect increases in research and development costs as we advance the onvansertib clinical development programs in AML, mCRPC and mCRC.

Selling, general and administrative expenses decreased by approximately $0.6 million to $1.5 million for the three months ended June 30, 2019 from $2.1 million for the same period in 2018. The significant components of the decrease were primarily due to the reduction in salaries and staff costs and stock-based compensation.

The weighted average diluted shares of common stock outstanding used to calculate per share results for the three months ended June 30, 2019 was 5.2 million shares.

As of June 30, 2019, Trovagene had approximately $10.8 million of cash and cash equivalents.

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company, taking a Precision Cancer Medicine™ approach to develop drugs that target mitosis (cell division) to treat various types of cancer, including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics.  For more information, please visit https://www.trovageneoncology.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2018, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Clinical Development and Investor Relations

858-952-7652

vkelemen@trovagene.com

Trovagene, Inc.

Condensed Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Royalties	$37	$53	$99	$102
Services and other	101	59	201	110
Total revenues	138	112	300	212
Costs and expenses:
Cost of revenues	—	204	—	570
Research and development	2,830	1,953	5,479	3,837
Selling, general and administrative	1,528	2,151	3,003	4,656
Restructuring charges	—	243	—	243
Total operating expenses	4,358	4,551	8,482	9,306

Loss from operations	(4,220)	(4,439)	(8,182)	(9,094)

Net interest income (expense)	70	35	135	33
Gain from change in fair value of derivative financial instruments—warrants	24	711	14	581
Gain on extinguishment of debt	—	18	—	18
Other (loss) income, net	1	(72)	3	(71)
Net loss	(4,125)	(3,747)	(8,030)	(8,533)
Preferred Stock Dividend	(6)	(2,776)	(280)	(2,782)
Net loss attributable to common stockholders	$(4,131)	$(6,523)	$(8,310)	$(11,315)

Net loss per common share — basic	$(0.79)	$(5.27)	$(1.78)	$(11.27)
Net loss per common share — diluted	$(0.79)	$(5.27)	$(1.78)	$(11.27)

Weighted-average shares outstanding — basic	5,242	1,237	4,667	1,004
Weighted-average shares outstanding — diluted	5,242	1,237	4,667	1,004

Trovagene, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$10,791	$11,453
Accounts receivable and unbilled receivable	122	168
Prepaid expenses	907	1,144
Total current assets	11,820	12,765
Property and equipment, net	252	1,304
Operating lease right-of-use assets	1,661	—
Other assets	135	103
Total Assets	$13,868	$14,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$526	$665
Accrued expenses	2,352	1,814
Operating lease liabilities	816	—
Deferred rent, current portion	—	486
Total current liabilities	3,694	2,965
Derivative financial instruments—warrants	18	32
Operating lease liabilities, net of current portion	1,308	—
Deferred rent, net of current portion	—	1,091
Total Liabilities	5,020	4,088

Stockholders’ equity	8,848	10,084
Total liabilities and stockholders’ equity	$13,868	$14,172

Trovagene, Inc.

Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2019	2018
Operating activities
Net loss	$(8,030)	$(8,533)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	87	484
Stock based compensation expense	349	1,627
Change in fair value of derivative financial instruments—warrants	(14)	(582)
Release of clinical trial funding commitment	311	—
Loss on extinguishment of debt	—	(18)
Other non-cash items	—	222
Changes in operating assets and liabilities	494	693
Net cash used in operating activities	(6,803)	(6,107)

Investing activities:
Capital expenditures	(5)	(5)
Net purchase and maturities of short-term investments	—	(32)
Net cash used in investing activities	(5)	(37)

Financing activities:
Proceeds from sales of common stock and warrants, net of expenses	2,902	11,779
Proceeds from sales of Series B Convertible Preferred Stock, net of expenses	—	4,387
Costs related to the clinical trial funding commitment	(40)	—
Proceeds from exercise of warrants	3,284	1,613
Repayment of debt	—	(1,375)
Net cash provided by financing activities	6,146	16,404
Net change in cash and cash equivalents	662	(10,260)
Cash and cash equivalents—Beginning of period	11,453	8,226
Cash and cash equivalents—End of period	$10,791	$18,486

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992